Attachment A

Continental Airlines' Quarterly Update
2003 Estimated Year-over-Year %Change
ASMs	3rd Qtr.(E)	4th Qtr.(E)	Full Year(E)
Domestic Latin America Trans-Atlantic Pacific Total Mainline Regional	(2.0)% (4.0)% (1.0)% (6.0)% (2.3)% 43.0%	(4.5)% (6.0)% 5.0% 2.0% (2.5)% 36.0%	(4.0)% (2.0)% 1.5% (4.5)% (2.8)% 35.0%
2003 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Mainline Regional	80 - 81% 70 - 71%	74 - 75% 68 - 69%
2003 Estimated (cents)
Mainline Jet Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Holding Fuel Price Constant (including special items)(b)	9.17 - 9.26 - 9.01 - 9.08	9.40 - 9.46 (0.12) 9.15 - 9.25
2003 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price (excluding fuel taxes)	330 Million 58 Million 81 - 84 cents	1,250 Million 215 Million 85 - 89 cents
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Third Quarter Fourth Quarter	25% 25%	$27/Barrel $27/Barrel

2003 Estimated Amounts
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense Dividends on Preferred Stock of Trust	$225 Million $165 Million $110 Million $85 Million $2.4 Million	$895 Million $640 Million $450 Million $335 Million $9.6 Million

Cash Capital Expenditures	2003 Estimated Amounts ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$90 100 70 $260 (50) $210

Continental Airlines, Inc. Quarterly Tax Computation
Taxes on Consolidated Profit/(Loss) Tax Related to XJT Minority Interest Permanent Tax Differences Total Tax	Tax Rate of 36.8% XJT NI x Ownership 53% x 36.8% $ 3 Million Sum of the Above	Debit /(Credit) Debit Debit

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2003 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19 Under $0	65.4 65.4 65.4 65.4	74.8 70.6 65.6 65.4	$3.6 $1.4 -- --

Full Year 2003 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $74 - $140 Under $74	65.4 65.4 65.4	74.6 70.4 65.4	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information

2nd Qtr 2003
(in millions except per share data)	Net Income (Loss)	Net Income (Loss) before Income Taxes and Minority Interest

GAAP
Items Excluded:
Security Fee Reimbursement
Fleet Impairment Losses and
Other Special Charges
Non-GAAP

Shares Used for Computation:
Basic

Earnings (Loss) per Share excluding
Security Fee Reimbursement and
Fleet Impairment Losses and Other
Special Charges:

	$ 79 (111) 8 $ (24) 65.4 $ (0.37)	$ 162 (176) 14 $ -

  Special items include a $65 million charge during the first quarter of 2003 and a security fee reimbursement of $173 million (excludes $3 million related to regional operations) and a $14 million charge associated with the deferral of aircraft deliveries in the second quarter 2003.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.